Exhibit 10.14

Clifton Mining Company
705 East 50 South

American Fork, UT 84003

June 7, 2019

Desert Hawk Gold Corp.
1290 Holcomb Avenue
Reno, NV 89502

Re:	Simpson Property Acquisition

Dear Rick:

Thank you for letting me know that Desert Hawk Gold Corp. (“DHGC”) entered into an agreement, dated March 26, 2019, with Ben Julian, LLC (“Seller”) to purchase 63 patented mining claims in the Clifton Mining District and one patented mining claim in the Dugway Mining District, in Tooele County, Utah (the “Subject Claims”), for a purchase price of $500,000, with a closing deadline of June 15, 2019 (the “Simpson Agreement”).

I want to point out that the Simpson Agreement is in violation of the February 7, 2019 Second Amended and Restated Lease Agreement between Clifton Mining Company (“CMC”) and DHGC (the “Desert Hawk Lease”), because Section 9.1(b) of the Desert Hawk Lease provides that DHGC will not attempt to purchase from Ben Simpson or his successors any mining claims located outside of the Non-Compete Area described in the Desert Hawk Lease. Forty-four of the 64 Subject Claims are located outside the Non-Compete Area. However, CMC is willing to waive that breach of the Desert Hawk Lease (provided DHGC agrees to the terms set forth in this letter) because DHGC has offered to let CMC purchase those 44 claims for one-half of the $500,000 purchase price. Please note that this is a one-time waiver of the non-compete provisions of the Desert Hawk Lease.

Regarding the Simpson Agreement, and in accordance with the verbal discussions we have had on this matter, CMC proposes the following:

Property Acquisition

DHGC will exercise its option under the Simpson Agreement to acquire the Subject Claims for itself and its designee, CMC. Of the 64 Subject Claims, DHGC will acquire 20 (those within the Non-Compete Area) and CMC will acquire 44 (those outside the Non-Compete Area). The claims to be acquired by DHGC and CMC are as set forth in the deeds attached hereto as Exhibit A and Exhibit B, respectively’ (the “Deeds”). The Subject Claims will be acquired using the Deeds.

’ Note that the “Moonlight” claim listed in the claim summary you gave me is not the “Moonlight” claim you depicted in blue on the claim map you gave me. There is no Moonlight claim in the Clifton Mining District. The Moonlight claim shown on your map was surveyed as MS 6449 in 1917 (along with Moonlight No. 2 (MS 6450) shown on your map), but was never patented (nor was Moonlight No. 2). Rather, as noted in your claim summary, the Moon Light claim (MS 3424) is located in the Dugway Mining District (specifically, in Section 3, T1OS, R12W, SLM), about 37 miles away in an ESE direction. Because the Moon Light claim is clearly outside the Non-Compete Area, that claim will be included as part of the CMC claims.

Purchase Price

The purchase price for the Subject Claims (the “Purchase Price”) will be Five Hundred Thousand Dollars ($500,000). DHGC will pay one-half of the Purchase Price and CMC will pay one-half of the Purchase Price. Each of DHGC and CMC will wire its portion of the Purchase Price to the trust fund account of CMC’s counsel, Daniel A. Jensen, Esq. of Parr Brown Gee & Loveless, 101 South 200 East, Suite 700, Salt Lake City, Utah 84111 (the “Law Firm”), by no later than June 12, 2019, using the attached wire instructions.

Closing

The closing of the purchase of the Subject Claims (the “Closing”) will be completed by no later than June 14, 2019, and will be accomplished as follows:

(a) You will arrange for the Seller to execute the two Deeds and deliver the executed and notarized originals to the Law Firm, which will hold the Deeds in trust until the Closing.

(b) Upon receipt of the duly executed Deeds and the full Purchase Price, the Law Firm will transmit the Purchase Price to the Seller by wire transfer, using wire instructions to be provided by the Seller.

(c) Upon (and only upon) confirmation from the Seller that the Purchase Price funds have been received, the Law Firm will release the Deeds to DHGC and CMC.

(d) The Closing will be deemed complete when all of the foregoing actions have been completed.

(e) You will coordinate the foregoing procedures with the Seller in connection with DHGC’s exercise of its option, and the Law Firm will cooperate in that regard.

Post-Closing

Recording of the respective Deeds will be the obligations of DHGC and CMC, each at its own expense. As provided in the Simpson Agreement, the real property taxes for the current tax year will be prorated as of the Closing date as between Seller and DHGC, and DHGC shall then pay to or collect from CMC whatever portion of the prorated tax is attributable to CMC’s claims. Thereafter, DHGC and CMC shall be solely responsible going forward for the payment of property taxes on their respective claims.

If DHGC obtains any mineral exploration data from Seller as contemplated in Section 8 of the Simpson Agreement, DHGC will promptly provide legible copies of all such data to CMC at no cost to CMC, without regard to which of the Subject Claims the data pertains to.

Authorizations

Each of DHGC and CMC represents and warrants that (a) it is an entity duly formed and in good standing in its state of formation, (b) it is qualified to do business and is in good standing in the State of Utah, (c) all corporate and other actions required to authorize it to enter into and perform the forgoing obligations have been properly taken, (d) it is not and will not be in breach or violation of its charter documents or any agreement or obligation by entering into or performing the foregoing obligations or the transactions contemplated herein, and (e) this agreement will be valid and binding upon it in accordance with its terms.

Entire Agreement

This letter (including its Exhibits) constitutes the entire agreement between DHGC and CMC with respect to the Subject Claims and will supersede all prior discussions, negotiations, communications and agreements by DHGC and CMC, whether verbal or written.

If DHGC is in agreement with the foregoing terms, conditions and procedures, please so indicate by signing this letter in the space below, and return to me an executed copy of this letter agreement by email (which shall be deemed an original for all purposes) no later than the close of business on June 10, 2019.

Respectfully yours,

CLIFTON MINING COMPANY, a Utah corporation

/s/ Scott S. Moeller
By	Scott S. Moeller, Vice President

ACCEPTED AND AGREED TO this
13th day of June, 2019

DESERT HAWK GOLD CORP., a Nevada corporation

By	/s/ Rick Havenstrite
Rick Havenstrite, President

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